As filed with the Securities and Exchange Commission on June 12, 1997

                                                Registration No. _______________

                                    FORM S-8

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                             GAYLORD COMPANIES, INC.
             (Exact name of registrant as specified in its charter)

        Delaware                                          31-1421571
(State or other jurisdiction of                (IRS Employer Identification No.)
incorporation or organization)

                    4006 Venture Court, Columbus, Ohio 43228
               (Address of principal executive offices) (Zip Code)

       Option Agreement between Gaylord Companies, Inc. and Lisa Maruster
                            (Full title of the plan)

                                 Not applicable
                     (Name and address of agent for service)

                                 (614) 771-2777
          (Telephone number, including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE
================================================================================================
                                         Amount to be   Proposed      Proposed
    Title of Each Class of Securities    Registered   Offering Price  Aggregate       Amount of
            to be Registered                           Per Share(1) Offering Price Registration Fee
------------------------------------------------------------------------------------------------
Shares of Common Stock, $.01 par value
  ("Common Stock").......................    10,000      .78125        7,812.50        2.37
------------------------------------------------------------------------------------------------
Total Registration Fee...................                                              2.37
================================================================================================

(1) Pursuant to Rule 457, the offering price of such shares is estimated solely for the purpose of determining the registration fee.

                                            PART 2

                      INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

        The  following   documents  are   incorporated   by  reference  in  this
registration statement.

        (a) Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996, filed pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended;

        (b) All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 1996;

        (c) The description of Registrant's Common Stock contained in the Registration Statement on Form 8-A filed with the Commission on August 3, 1995 under Section 12 of the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description.

        All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereunder have been sold, or which deregisters all securities then remaining unsold under this registration statement, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

        Any statement contained in a document or incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. All information in this Registration Statement is qualified in its entirety by the information and financial statements (including the notes thereto) appearing in the documents incorporated herein by reference, except to the extent set forth in the immediately preceding statement.

Item 4.  DESCRIPTION OF SECURITIES.

        Not applicable; the class of securities to be offered is registered under Section 12 of the Securities Exchange Act of 1934.

Item 5.  INTEREST OF NAMED EXPERTS AND COUNSEL.

        Martin C. Licht, a director of the Company, is a member of Lane & Mittendorf LLP, counsel to the Company.


Item 6.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

        Section 145 of the Delaware General Corporation Law ("DGCL") permits, in general, a Delaware corporation to indemnify any person made, or threatened to be made, a party to an action or proceeding by reason of the fact that he or she was a director or officer of the corporation, or served another entity in any capacity at the request of the corporation, against any judgment, fines, amounts paid in settlement and expenses, including attorney's fees actually and reasonably incurred as a result of such action or proceeding, or any appeal therein, if such person acted in good faith, for a purpose he or she reasonably believed to be in, or, in the case of service for another entity, not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition had no reasonable cause to believe that his or her conduct was unlawful. Section 145(e) of the DGCL permits the corporation to pay in advance of a final disposition of such action or proceeding the expenses incurred in defending such action or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount as, and to the extent, required by statute. Section 145(f) of the DGCL provides that the indemnification and advancement of expense provisions contained in the DGCL shall not be deemed exclusive of any rights to which a director or officer seeking indemnification or advancement of expenses may be entitled.

        The Company's Certificate of Incorporation provides, in general, that the Company shall indemnify, to the fullest extent permitted by Section 145 of the DGCL, any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in, or covered by, said section. The Certificate of Incorporation also provides that the indemnification provided for therein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to actions taken in his or her official capacity and as to acts in another capacity while holding such office.

        In accordance with that provision of the Certificate of Incorporation, the Company shall indemnify any officer or director (including officers and directors serving another corporation, partnership, joint venture, trust, or other enterprise in any capacity at the Company's request) made, or threatened to be made, a party to an action or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that he or she was serving in any of those capacities against judgments, fines, amounts paid in settlement and reasonable expenses (including attorney's fees) incurred as a result of such action or proceeding. Indemnification would not be available if a judgment or other final adjudication adverse to such director or officer establishes that (I) his or her acts were committed in bad faith or were the result of active and deliberate dishonesty or (ii) he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

        There is no litigation pending, and neither the registrant nor any of its directors know of any threatened litigation, which might result in a claim for indemnification by any director or officer.


Item 7.  EXEMPTION FROM REGISTRATION CLAIMED.

        Not applicable.

Item 8.  EXHIBITS.

Number                Description of Exhibit

4.1   --  Option Agreement between the Company and Lisa Maruster.
5.1   --  Opinion of Lane & Mittendorf LLP, counsel to the Company.
23.1   -- Consent of Feldman Radin & Co., P.C.



Item 9.  UNDERTAKINGS.

        1. The undersigned, Company, hereby undertakes:

                (a) To file, during any period in which the Company offers or sells securities, a post-effective amendment(s) to this registration statement:

                      (1) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                      (2) To reflect in the prospectus any facts or events which, individually or together represent a fundamental change in the information in the registration statement; and

                      (3) To include any additional or changed material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                Provided, however, that paragraphs 1(a)(1) and 1(a)(2) do not apply if the information required to be included in a post-effective, amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section

        15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

          (b) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

          (c) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        2. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission (the "Commission") such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                          SIGNATURES

        The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on May 30, 1997.
                                    GAYLORD COMPANIES, INC.


                                    By:     /s/ John D. Critser
                                            John D. Critser, President,
                                            Chief Operating Officer, Director

                                    By:     /s/ John Gaylord
                                            John Gaylord, Chairman of the Board,
                                            Chief Executive Officer, Treasurer,
                                            Chief Financial Officer and Director

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name
                                             Title
                                             Date


/s/ John D. Critser                          President, Chief Operating Officer,
John D. Critser                              Director
                                             May 30, 1997


/s/ John Gaylord                             Chairman of the Board, Chief
John Gaylord                                 Executive Officer, Treasurer, Chief
                                             Financial Officer and Director
                                             May 30, 1997


/s/ George Gaylord                           Senior Chairman of the Board
George Gaylord                               May 30, 1997


/s/ Martin C. Licht                          Director
Martin C. Licht                              May 30, 1997

                                                                     EXHIBIT 4.1

                             GAYLORD COMPANIES, INC.
                             STOCK OPTION AGREEMENT

          This Agreement, dated as of May 30, 1997 by and between Gaylord Companies, Inc., a Delaware corporation (the "Company"), and Lisa Maruster (the "Optionee").

                              W I T N E S S E T H:

          WHEREAS, the Company considers it to be in its best interests and in the best interests of its stockholders that the Optionee be given the opportunity to acquire a proprietary interest in the Company by possessing an option to purchase certain shares of common stock, par value $.01 per share (the "Common Stock"), of the Company in accordance with the provisions set forth below;

          NOW, THEREFORE, in consideration of the premises and mutual promises contained herein, it is agreed by and between the parties as follows:

          (1) Grant of Option. The Company hereby grants to Optionee the right, privilege and option (the "Option") to purchase all or any part of 10,000 shares of Common Stock (the "Option Shares") at a purchase price of $.01 per share in the manner and subject to the conditions provided herein.

          (2) Time of Exercise of Option. The Option is exercisable in full commencing on the date hereof, subject to the terms of this Agreement.

          (3) Method of Exercise. The Option shall be exercised by written notice directed to the Company at the Company's principal place of business, accompanied by a check in payment of the option price for the number of Option Shares specified and paid for in full. The Company shall make prompt delivery of such Option Shares once payment clears, provided that if any law or regulation requires the Company to take any action with respect to the Option Shares specified in such notice before the issuance thereof, then the date of delivery of such Option Shares shall be extended for the period necessary to take such action. If the Optionee fails to pay for any of the Option Shares specified in such notice or fails to accept delivery thereof, the Optionee's right to purchase such Option Shares may be terminated by the Company. The date specified in the Optionee's notice as the date of exercise shall be deemed the date of exercise of the Option, provided that payment in full for the Option Shares to be purchased upon such exercise shall have been received by such date.
No fractional shares may be purchased hereunder.

          (4) Termination of Option. The Option and all rights granted by this Agreement, to the extent such rights have not been exercised, will terminate and become null and void one year from the date hereof.

          (5) Limitations on Transfer. The rights granted to the Optionee hereunder may not be transferred, pledged, assigned or hypothecated in any way.

          (6) Adjustments in Event of Change in Common Stock. In the event of any change in the Common Stock by reason of any stock dividend, recapitalization, reorganization, merger, consolidation, split-up, combination or exchange of shares, or rights offering to purchase Common Stock at a price substantially below fair market value, or of any similar change affecting the Common Stock, the number and kind of Option Shares subject to Option hereunder and the purchase price per Option Share thereof shall be appropriately adjusted consistent with such change in such manner as the Committee may deem equitable.

          (7) Rights Prior to Exercise of Option. The Optionee shall have no rights as a stockholder of the Company with respect to the Option Shares until full payment of the option price and delivery of such Option Shares as herein provided. Nothing contained herein or in the Plan shall be construed as creating or evidence of any agreement on the part of the Company to employ or retain the Optionee in any capacity.

          (8) Investment Representation. This Option may not be exercised if the issuance of shares of Common Stock of the Company upon such exercise would constitute a violation of any applicable Federal or state securities or other laws or regulations. The Optionee, as a condition to the Optionee's exercise of this Option, shall represent to the Company that the shares of Common Stock that the Optionee acquires hereunder are being acquired by the Optionee for investment and not with a view to distribution or resale thereof, unless counsel for the Company is then of the opinion that such a representation is not required under the Securities Act of 1933, as amended, or any other applicable law, regulation or rule of any governmental agency.

          (9) Waiver; Entire Agreement. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition, whether of like or different nature. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof.

          (10) Governing Law. The validity, construction, interpretation and effect of this Agreement shall exclusively be governed by and determined in accordance with the internal laws of the State of Delaware. which is the sole jurisdiction in which any issues relating to this Agreement may be litigated.

          (11) Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date and year first above written.

                                    GAYLORD COMPANIES, INC.



                                    By:     /s/ John D. Critser
                                            John D. Critser, President




                                    THE OPTIONEE



                                    /s/ Lisa Maruster
                                    LISA MARUSTER

                                                                     EXHIBIT 5.1
                              LANE & MITTENDORF LLP
                                 320 Park Avenue
                            New York, New York 10022
                                 (212) 508-3200


                            Facsimile: (212) 508-3230


                                  June 12, 1997


Gaylord Companies, Inc.
4006 Venture Court
Columbus, Ohio 43228

Attn:  John Gaylord:

                     Re: Registration Statement on Form S-8

Gentlemen:

          We refer to the offering (the "Offering") of up to 10,000 shares of common stock, $.01 par value (the "Common Stock"), of Gaylord Companies, Inc., a Delaware corporation (the "Company"), being registered on behalf of the Company as described in the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission as subsequently amended from time to time (collectively, the "Registration Statement").

          In furnishing our opinion, we have examined copies of the Registration Statement and the Exhibits thereto. We have conferred with officers of the Company and have examined the originals or certified, conformed or photostatic copies of such records of the Company, certificates of officers of the Company, certificates of public officials, and such other documents as we have deemed relevant and necessary under the circumstances as the basis of the opinion expressed herein. In all such examinations, we have assumed the authenticity of all documents submitted to us as originals or duplicate originals, the conformity to original documents of all document copies, the authenticity of the respective originals of such latter documents, and the correctness and completeness of such certificates. Finally, we have obtained from officers of the Company such assurances as we have considered necessary for the purposes of this opinion.

          Based upon and subject to the foregoing and such other matters of fact and questions of law as we have deemed relevant in the circumstances, and in reliance thereon, it is our opinion that, when and if (a) the Registration Statement shall be declared effective by the Securities and Exchange Commission, as the same may hereafter be amended; and (b) the shares of Common Stock to be sold for the account of the Company shall have been sold as contemplated in the Registration Statement, then all of the shares of Common Stock, upon execution and delivery of proper certificates therefor, will be duly authorized, validly issued and outstanding, fully paid and nonassessable.

          We hereby consent to the use of our name in the Registration Statement and to the inclusion of this opinion in the Exhibits to the Registration Statement.

          It should be noted that Martin C. Licht, a partner of this firm, serves in a business capacity on the Board of Directors of the Company. No knowledge that he may have as a result of his business association with the Company is to be imputed to this firm.

          We are admitted to the practice of law only in the State of New York. The opinions set forth herein are based upon the laws of the State of New York, the corporate law of the State of Delaware and the Federal laws of the United States.

          This opinion is limited to the matters set forth herein, and may not be relied upon in any matter by any other person or used for any other purpose other than in connection with the corporate authority for the issuance of the shares of Common Stock pursuant to and as contemplated by the Registration Statement.

                                                   Very truly yours,

                                                   LANE & MITTENDORF LLP

                                                                    EXHIBIT 23.1


                         CONSENT OF INDEPENDENT AUDITORS



        We consent to the use in this Registration Statement on Form S-8 of our report dated February 28, 1997, March 27, 1997 as to Note 11 and April 1, 1997 as to Note 5, relating to the consolidated financial statements of Gaylord Companies, Inc. and the reference to our firm in this Registration Statement.



                          /s/ Feldman Radin & Co., P.C.
                          FELDMAN RADIN & CO., P.C.
                          Certified Public Accountants

New York, New York
May 30, 1997